Exhibit 99.1

Chaparral Energy Closes on the Acquisition of all of the Panhandle Marmaton Assets of Cabot Oil & Gas Corp.

Acquisition Essentially Doubles Chaparral's Footprint
Giving Chaparral the Largest Position in the Industry for the
Panhandle Marmaton Play

OKLAHOMA CITY (December 19, 2013) Chaparral Energy, Inc., based in Oklahoma City, Oklahoma, announced today that it has closed the acquisition from Cabot Oil & Gas Corp. of its Panhandle Marmaton Assets for $160.1 million, subject to post-closing adjustments.   The transaction is expected to add approximately 2,000 barrels of oil equivalent per day, based on Cabot’s September, 2013 production, and 66,000 net acres to Chaparral’s existing position in the Panhandle Marmaton Play.  The acquisition essentially doubles Chaparral’s holdings to 126,000 net acres in the Panhandle Marmaton Play and reflects its increased focus on high-quality oil plays with excellent well economics.

Located in Beaver and Texas Counties, Oklahoma, and Ochiltree County, Texas, production from the purchased assets is approximately 81 percent oil with total reserves estimated to be approximately 32.0 million barrels of oil equivalent (MMBoe) and proved reserves estimated to be approximately 5.5 MMBoe based upon development of the acreage with two (2) wells per section.

As previously stated, Chaparral’s Chairman, CEO and President Mark Fischer stated “I see long-term, sustainable growth for the Company by focusing on the key plays in the Mid-Continent area. As a result of this acquisition, Chaparral holds the largest acreage position in this active play.”

The Cabot acquisition increases Chaparral’s growth potential through the addition of approximately 450 drilling locations targeting the Marmaton Lime formation which typically generate rates of return in the 40 to 70 percent range. In addition, this area offers significant upside associated with drilling numerous horizons in a stacked-pay environment.

This purchase clearly supplements Chaparral’s existing footprint in Oklahoma and solidifies its entry into a new phase of growth, concentrating on oil and gas exploration and production in the Mid-Continent.

Concurrent with the closing of the Cabot acquisition, the Company’s borrowing base was increased to $600.0 million.

About Chaparral Energy
Founded in 1988, Chaparral Energy is an independent oil and natural gas exploration and production company headquartered in Oklahoma City and is one of the largest oil producers in the State. In recent years, the Company has capitalized on its sustained success in the active Mid-Continent area expanding its holdings to become a leading player in both the liquids-rich Northern Oklahoma Mississippian and the oil-rich Panhandle Marmaton plays. In addition, the Company has a leadership position in CO2 Enhanced Oil Recovery (EOR) and is now the third largest CO2 EOR producer in the United States based on the number of active projects. This position is underscored by its activity in the North Burbank Unit in Osage County, Oklahoma which is the single largest oil recovery unit in the State.

Contact:
Chief Financial Officer
Joe Evans / joe.evans@chaparralenergy.com
Chaparral Energy: 405-426-4590